Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 9, 2004

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

RE:	Offer to exchange up to $400,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2009; up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2011; and up to $500,000,000 aggregate principal amount of its 7.125% Senior Notes due 2014 for a like aggregate principal amount, respectively, of its outstanding Floating Rate Senior Notes due 2009; 6.875% Senior Notes due 2011; and 7.125% Senior Notes due 2014.

Registration Statement on Form S-4 (No. 333-118649)

Ladies and Gentlemen:

We have acted as special counsel to Freescale Semiconductor, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the above referenced Registration Statement on Form S-4 (as it may be amended or supplemented, the “Registration Statement”), relating to an offer to exchange in a transaction registered under the Securities Act of 1933, as amended (the “Exchange Offer”) an aggregate principal amount of up to $400,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2009; up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2011; and up to $500,000,000 aggregate principal amount of its 7.125% Senior Notes due 2014 (collectively the “Exchange Notes”) for a like aggregate principal amount, respectively, of its outstanding Floating Rate Senior Notes due 2009; 6.875% Senior Notes due 2011; and 7.125% Senior Notes due 2014 (collectively the “Old Notes”).

The Exchange Notes will be issued under an Indenture dated as of July 21, 2004, (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In rendering this opinion, we have examined such corporate records and other documents, including without limitation the Indenture, the Registration Statement, the form of the Old Notes and the form of the Exchange Notes, and we have reviewed such matters of law, in each case as we have deemed necessary or appropriate in connection with giving the opinions set forth herein. In rendering the opinions set forth herein, we have, with your consent, relied upon representations of officers of the Company and certificates of public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering the opinions set forth herein we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

Members of our firm are admitted to the Bar in the State of New York, and the opinions expressed in this letter are limited to the effects of the federal laws of the United States of America normally applicable, in our experience to transactions of the type contemplated by the Exchange Offer, the internal laws of the State of New York (excluding any political subdivision), and the General Corporation Law of the State of Delaware, and are based upon such law (as such law is presently interpreted by regulations or published judicial opinions) and the state of facts that exist as of the date of this letter.

Based on and subject to the foregoing, and assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, we are of the opinion that the Exchange Notes have been duly authorized and, when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and when the Exchange Notes are executed, authenticated and delivered in accordance with the Indenture, the Exchange Notes will be legally and validly issued and binding obligations of the Company and will entitle the holders thereof to the benefits of the Indenture, enforceable against the Company in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, from time to time in effect, general equitable principles (whether considered in a proceeding in equity or at law, and including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and, except with respect to the rights of indemnification and contribution thereunder, which enforcement thereof may be limited by federal or state securities laws or the policies underlying such laws).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the Exchange Notes and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz